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                                                                    Exhibit 10.8

                    EMPLOYMENT AND NON-COMPETITION AGREEMENT
                                     BETWEEN

                                   ERICH MOHR

                                       AND

                     PHARMACEUTICAL RESEARCH ASSOCIATES INC.

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 27th day of October, 2004 (the "Effective Date"), by and between Pharmaceutical Research Associates Inc., a Canadian corporation ("Employer"), which is a wholly-owned subsidiary of PRA International, a Delaware corporation ("PRA International"), and Erich Mohr ("Employee").

         WHEREAS Employee previously entered into an Employment and Non-Competition Agreement with Employer effective upon June 19, 2004 (the "June 19, 2004 Employment and Non-Competition Agreement");

         WHEREAS Employer and Employee desire to enter into a new employment and non-competition agreement containing new and additional consideration as described below herein, including but not limited to the Long Term Incentives stated in Section 4(c) and the Termination Payments in Section 7(g)(B);

         WHEREAS by entering into this Agreement, the terms of the Employee's employment with Employer will be governed by the terms and conditions of this Agreement, and any other prior agreements between Employee and Employer or Employer's affiliates relating to the Employee's employment with the Employer or any of its affiliated entities will be superseded by the terms of this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth below, which consideration is acknowledged by both parties to be good and sufficient, the parties hereto agree as follows:

         1. Position. Employer hereby agrees to employ Employee as of the Effective Date (as defined herein) and Employee hereby accepts employment as of the Effective Date in the position of EXECUTIVE VICE PRESIDENT AND CHIEF SCIENTIFIC OFFICER with appropriate title, rank, status and responsibilities as determined from time to time by the President and CEO of Employer ("President and CEO") upon the terms and conditions hereinafter set forth.

         2. Employment Period.


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            (a) The period of employment under this Agreement shall begin on the
Effective Date and shall end on February 28, 2006, unless terminated sooner pursuant to Section 7 of this Agreement.

            (b) The period during which Employee is employed under the terms of this Agreement is the "Employment Period."

         3. Duties. The President and CEO shall have the power to determine the specific duties that shall be performed by Employee and the means and manner by which those duties shall be performed, but such duties shall be consistent with the executive position of Employee.

            (a) During the Employment Period, Employee agrees to use his best efforts in the business of Employer and to devote his full time, skill, attention and energies to the business of Employer, allowing, however, time for Permitted Activities as specified in Section 3(c) below. Employee shall not be engaged in any other business activity which shall be competitive with the business of Employer (except for activities associated with the Phase I business of Global Biomedical Capital Corp. as such activities were conducted as of June 19, 2002) or which may (i) interfere with Employee's ability to discharge his responsibilities to Employer; or (ii) detract from the business of Employer. Employee shall not:


                (i) work either on a part-time or independent contracting basis for any other company, business or enterprise without the prior written consent of the President and CEO (excluding (A) teaching, (B) clinical practice in neuropsychology, (C) activities of Global Biomedical Capital Corp. or any of its subsidiaries that do not compete with the business of Employer or any of its affiliates, and (D) those professional societies, boards or academic appointments on which Employee serves as of the date of this Agreement listed on Exhibit A hereto (collectively, the "Permitted Activities"); or

                (ii) serve on the board of directors or comparable governing body of any other material business, civic or community corporation or similar entity without the prior written consent of the President and CEO (excluding those positions Employee holds and boards of directors on which Employee serves as of the date of this Agreement, which positions and boards, if any, are listed on Exhibit A hereto), such consent which shall not be unreasonably withheld.

            (b) Employee agrees to use his reasonable efforts to impart his skill and knowledge relating to the business of Employer to such individuals as are designated by Employer, and to train such individuals in the aspects of the business with which Employee is familiar. In addition, at the request of Employer and without



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additional compensation, Employee shall use his best efforts to record and document his knowledge relating to the business of Employer.

            (c) Not withstanding any other provision of this Agreement to the contrary, in no event shall Employee's commitments, obligations and services with respect to Permitted Activities (i) exceed thirteen (13) business days each quarter and (ii) together with the paid time off and vacation days described in
Section 4(d) below, exceed 52 business days each year.

         4. Compensation. For all services rendered by Employee under this Agreement, for, and in consideration of, Employee's agreements and undertaking contained in this Agreement (including, without limitation, those contained in Sections 9 and 10 below), and, subject to Sections 7 and 8 below, during the Employment Period, Employer shall provide Employee with the following:

            (a) Base Salary. Employer shall pay to Employee, in equal bi-monthly installments, a base salary of CAD$375,000 per year, less relevant withholdings. Employee shall be eligible for salary increases, which may be based on performance and/or competitive market factors, as determined under the provisions of any salary policy of Employer that is generally applicable to Employer's employees, provided that any such increases shall be reviewed and approved in advance by the Compensation Committee of the Board of Directors of Employer (the "Board"). Employee shall be eligible for such other increases in compensation as are otherwise imposed by the Board, in its discretion, from time to time.

            (b) Bonus. Employee shall participate in an Executive Bonus Plan approved by the Board with a minimum annual bonus target of CAD$145,000 less relevant withholdings. The performance criteria will be determined by the Compensation Committee of the Board.

            (c) Long Term Incentives. Employee shall participate under the terms of the PRA International 2004 Incentive Award Plan ("Incentive Award Plan"), according to the terms set forth in Exhibit B.


            (d) Review. It is understood and agreed that the Compensation Committee of the Board will review compensation matters of Employer on a regular basis, and will (on at least an annual basis) set all annual bonus targets, salaries and benefits in which Employee shall be eligible to participate.

         5. Benefits. Employee shall be eligible to participate in Employer's standard benefits programs, which presently include health, life and disability insurance, and those additional benefits (the "Additional Benefits") currently offered to Employer's executive staff, including club membership and monthly car allowance, as described in Exhibit C. It is agreed that the terms of Employer's standard benefits programs may be amended from time to time by Employer, in its discretion, provided that there is no material reduction in any of the standard benefits programs. It is further agreed that the


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nature and amount of the Additional Benefits, if any, shall be determined from time to time by the Compensation Committee of the Board, in its discretion, provided that no Additional Benefits (as defined above) will be materially reduced. Employee shall be entitled to a total of twenty-seven (27) days of paid time off per year (which number of days shall include any days off associated with the Permitted Activities, however, paid time off will not accrue to Employee and Employee will not be entitled to a payout for unused paid time off in the event of employment termination except as may be required by applicable legislation. In addition, such paid time off may not be carried forward to a subsequent year, except as may be required by applicable legislation. In addition to the paid time off, Employee shall be entitled to twenty-five (25) days of vacation per year, unless inconsistent with applicable law, and which cannot be carried forward to a subsequent year, except as may be required by applicable legislation. Employee shall be covered by the holiday policy of the Employer and by any other pension or retirement plan, disability benefit plan or any other benefit plan or arrangement of Employer determined by the Board to be applicable to Employee.

         6. Expense Reimbursement. Subject to such conditions as Employer may from time to time determine and pursuant to Employer's travel policy then in place for executives, Employer shall reimburse Employee for reasonable expenses incurred by Employee in connection with the business of Employer and the performance of Employee's duties hereunder.

         7. Termination. This Agreement may be terminated under the following circumstances, having the consequences described in Sections 7 and 8:


            (a) Death of Employee. This Agreement shall terminate immediately upon the death of Employee. Should this Agreement be terminated pursuant to this
Section 7(a), Employee shall be entitled to Termination Payments as provided for in Section 7(g), it being understood that no further payment in respect to such termination for Death of Employee shall be made or required.

            (b) Termination by Employer for Disability of Employee. If during the Employment Period, Employee shall be prevented from performing his duties for a continuous period of one hundred and eighty (180) days by reason of disability that renders Employee physically or mentally incapable of performing substantially all of his duties under this Agreement (excluding infrequent and temporary absences due to illness), Employer may terminate Employee's employment hereunder. If after a period of disability commences (but prior to termination of Employee's employment), Employee returns to work for a period of at least twenty (20) consecutive work days, the period of disability shall terminate and not be counted towards any period of subsequent disability. For purposes of this Agreement, Employer, upon the advice of a qualified and impartial physician, at Employer's expense, shall determine whether Employee has become physically or mentally incapable of performing substantially all of his duties under this Agreement. Employer shall give Employee (or his guardian, as applicable) sixty
(60) days' written notice of termination of the Employment Period under this
Section 7(b). Should the Employee be terminated pursuant to this Section 7(b), Employee shall be


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entitled to Termination Payments as provided for in Section 7(g), it being understood that no further payment in respect to such termination by Employer for disability of Employee shall be made or required.

            (c) Termination by Employer for Cause. Employer may terminate Employee's employment at any time for Cause. For purposes of this Agreement, "Cause" includes, but is not limited to: (i) a material breach of this Agreement by Employee (where Employee fails to cure such breach within ten (10) business days after being notified in writing by Employer of such breach); (ii) Employee's willful failure to perform his material assigned duties without an excuse that is reasonably acceptable to Employer; (iii) Employee engages in an act (or causes an act) that has a material adverse impact on the reputation, business, business relationships or financial condition of Employer; (iv) the conviction of Employee for a criminal or summary conviction offence that is related to Employee's employment; (v) misappropriation or embezzlement by Employee of funds or assets of Employer; or (vi) Employee's willful refusal to perform specific directives of the President and CEO which are consistent with the scope, ethics and nature of Employee's duties and responsibilities hereunder. Notwithstanding the foregoing, "Cause" shall not include a situation whereby Employer asks Employee to be based at any office or location or to relocate to any location other than within 20 miles of Employee's then current location and Employee declines to do so. Termination by Employer for Cause hereunder shall not abrogate the rights and remedies of Employer in respect of the breach or wrongful act giving rise to such termination. In the event of termination by Employer for Cause, Employee shall receive any and all accrued but unpaid base salary compensation and vacation pay due to Employee as of the Termination Date, it being understood that no further payment in respect to such termination for Cause shall be made or required.

            (d) Termination by Employer without Cause. This Agreement may be terminated by Employer for reasons other than death, disability or Cause upon sixty (60) days' written notice given to Employee or, at the sole discretion of Employer, sixty (60) days' base salary in lieu of notice. Should the Employee be terminated pursuant to this Section 7(d), Employee shall be entitled to Termination Payments as provided for in Section 7(g), it being understood that no further payment in respect to such termination without Cause shall be made or required.

            (e) Termination by the Employee without Good Reason. This Agreement may be terminated by Employee upon sixty (60) days' written notice given to Employer. The sixtieth (60th) day after giving of such notice shall be the Employee's Termination Date. In the event of termination by Employee without Good Reason, Employee shall receive any and all accrued but unpaid base salary compensation and (including accrued paid time off, as applicable) due to Employee as of the Termination Date.

            (f) Termination by Employee for Good Reason. This Agreement may be terminated by Employee at any time for Good Reason. For purposes


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of this Agreement, "Good Reason" shall mean (i) any material breach of this
Agreement by Employer (where Employer fails to cure such breach within ten (10) business days after being notified in writing by Employee of such breach); (ii) the diminution, without Employee's written consent, of Employee's position, title, authority, duties or responsibilities as indicated in this Agreement; or
(iii) the Company requiring the Employee, without Employee's written consent, to be based at any office or location or to relocate to any location other than within 20 miles of Employee's then current location. Termination by Employee hereunder in this Section 7(f) shall not abrogate the rights and remedies of Employee in respect of the breach giving rise to such termination.

            (g) Termination Payments.


                A. If Employee's employment is terminated pursuant to Section 7(a) (Employee's Death), 7(b) (by Employer for Employee's Disability), 7(d) (by Employer without Cause) or 7(f) (by Employee for Good Reason) (each of the circumstances in this Section 7(g)(A) being known as a "Termination Event"), Employer shall provide Employee (or, in the case of his death, his estate, heirs or legal representatives) the following (collectively, the "Termination Payments"):

                (i) any and all accrued but unpaid base salary compensation (including accrued paid time off, as applicable) due to Employee as of the date on which the Employment Period ends (the "Termination Date"), which shall be paid on the Termination Date; and

                (ii) Employee's full base salary (payable bi-monthly at the same time Employee would otherwise receive such base salary if Employee were still employed by Employer) for twelve (12) months after the Termination Date; and

                (iii) health benefits for twelve (12) months after the Termination Date pursuant to any of Employer's health benefit plan under which Employee was receiving coverage during the Employment Period, provided such continued participation is permitted under the terms of the plans and by applicable law.

                B. If a Termination Event (other than the death of Employee as specified in Section 7(a)) occurs within twelve months after a Change in Control, then Employee is entitled to the Termination Payments as stated in
Section 7(g)(A)(i) (ii) and (iii) above, except that the period for which salary and benefits are provided in Sections 7(g)(A)(ii) and (iii) shall be twenty-four
(24) months, and all payments to be made pursuant to those sections shall be paid to Employee in a lump sum within fifteen (15) days after the Termination Event. For purposes of this Section and this Agreement, "Change in Control" shall mean: (i) the sale of all or substantially all of the assets of PRA International; or (ii) the consummation of a merger or consolidation of PRA International with any other corporation other than (A) a merger or consolidation which would result in the voting securities of PRA International outstanding immediately prior thereto continuing to represent more than fifty percent (50%) of the combined voting power of the voting securities of PRA International, or such surviving entity, outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of PRA International (or similar transaction) in which no "person" (as defined below) acquires more than thirty percent (30%) of the combined voting power of PRA International's then-outstanding securities; or
(iii) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than (1) PRA International or (2) any corporation owned, directly or indirectly, by PRA International or the shareholders of PRA International in substantially the same proportions as their ownership of stock in PRA International), becomes after the Effective Date the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of PRA International representing thirty percent (30%) or more of the combined voting power of PRA International's then outstanding securities.


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                C. The severance amounts in Sections 7(g)(A) and 7(g)(B) above are inclusive of any payments and/or benefit continuation that may be required by applicable employment standards legislation and have been agreed upon with reference to Employee's length of service with Employer. Employee further agrees that except as set out in the Agreement, Employee is not entitled to any further notice, pay in lieu of notice, or other payments in respect of a termination under Section 7.

                D. Employer's obligation to make any Termination Payments provided in Section 7(g)(A) and (B) over and above Employee's employment standards legislation is conditioned upon Employee's execution of a general release in the reasonable form provided by Employer at the Termination Date.

            (h) Tax Provisions. In the event that any payments under this Agreement or any other compensation, benefit or other amount from Employer for the benefit of Employee are subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or, if applicable, the Canadian equivalent thereof (including any applicable interest and penalties, the "Excise Tax"), no such payment ("Parachute Payment") shall be reduced (except for required tax withholdings) and Employer shall pay to Employee by the earlier of the date such Excise Tax is withheld from payments made to Employee or the date such Excise Tax becomes due and payable by Employee, an additional amount (the "Gross-Up Payment") such that the net amount retained by Employee (after deduction of any Excise Tax on the Parachute Payments, taxes based upon the Tax Rate (as defined below) upon the payment provided for by this Section 7(h) and Excise Tax upon the payment provided for by this Section 7(h)), shall be equal to the amount Employee would have received if no Excise Tax had been imposed. A tax counsel chosen by the Employer's independent auditors, provided such person is reasonably acceptable to the Employee ("Tax Counsel"), shall determine in good faith whether any of the Parachute Payments are subject to the Excise Tax and the amount of any Excise Tax, and Tax Counsel shall promptly notify Employee of its determination. Employer and Employee shall file all tax returns and reports regarding such Parachute Payments in a manner consistent with Employer's reasonable good faith determination. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay taxes at the Tax Rate applicable at the time of the Gross-Up Payment. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time a Parachute Payment is made, Employee shall repay to Employer promptly following the date that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (without interest). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time a Parachute Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Employer shall pay the Employee an additional amount with respect to the Gross-Up Payment in respect of such excess (plus any interest or penalties payable in respect of such excess) at the time that the amount of such excess is finally determined. Employer shall reimburse Employee for all reasonable fees, expenses, and costs related to determining the reasonableness of Employer's position in connection with this paragraph and preparation of any tax return


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or other filing that is affected by any matter addressed in this paragraph, and any audit, litigation or other proceeding that is affected by any matter addressed in this Section 7(h) and an amount equal to the tax on such amounts at Employee's Tax Rate. For the purposes of the foregoing, "Tax Rate" means the Employee's effective tax rate based upon the combined federal and state and local income, earnings, Medicare and any other tax rates applicable to Employee, all at the highest marginal rate of taxation in the country and state of Employee's residence on the date of determination, net of the reduction in federal income taxes which could be obtained by deduction of such state and local taxes.

         8. Survival of Sections of this Agreement. Without regard to the reason for termination of this Agreement or the employment of Employee, and notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed that Employee's obligations under Sections 9, 10, 11 and 12 of this Agreement shall survive termination of this Agreement in any and all events.

         9. Confidential Information and Certain Property Matters.


            (a) Employee recognizes that information, knowledge, contacts and experience relating to the businesses, operations, properties, assets, liabilities and financial condition of Employer and the markets and industries in which it operates, including, without limitation, information relating to business plans and ideas, trade secrets, intellectual property, know-how, formulas, processes, research and development, methods, policies, materials, results of operations, financial and statistical data, personnel data and customers in and related to the markets and industries in which Employer operates ("Confidential Information"), is considered by Employer to be valuable, secret, confidential and proprietary. Employee hereby acknowledges and agrees that the Confidential Information is valuable, secret, confidential and proprietary to Employer, and further agrees that he shall not, at any time (whether during or after the Employment Period), make public, disclose, divulge, furnish, release, transfer, sell or otherwise make available to any person any of the Confidential Information, or otherwise use or disclose any of the same or allow any of the same to be used or disclosed for any purpose, other than as may be permitted to Employee under this Agreement. Notwithstanding the foregoing, Employee may, without violating this Section 9(a), disclose Confidential Information if (i) such disclosure is required to comply with a valid court order or any administrative law order or decree; (ii) Employee gives Employer advance written notice of the required disclosure so that Employer may, if it wishes, seek an appropriate protective order; and (iii) Employee, in any event, requests that any disclosed information be afforded confidential treatment, to the greatest extent possible.

            (b) Employee shall fully disclose to Employer all Inventions made or conceived by him during the Employment Period that would be deemed applicable, useful or otherwise beneficial to or in respect of the current business of Employer, in whole or in part. "Inventions" include, but are not limited to, customer list compilations, machinery, apparatus, products, processes, results of research and


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development (including without limitation results that constitute trade secrets, ideas and writings), computer hardware, information systems, software (including without limitation source code, object code, documentation, diagrams and flow charts) and any other discoveries, concepts and ideas, whether patentable or not (including without limitation processes, methods, formulas, and techniques, as well as improvements thereof or know-how related thereto, concerning any present or prospective business activities of Employer), but do not include Inventions made or conceived during or as a result of Employee's Permitted Activities except if any such Inventions are related to the business of Employer or any of its affiliates. Any and all Inventions shall be the absolute property of Employer or its designees, and Employee acknowledges that he shall have no interest whatsoever in such Inventions. At the request of Employer and without additional compensation, Employee (i) shall make application in due form for United States letters patent and Canada and foreign letters patent on such Inventions, and shall assign to Employer all his right, title and interest in such Inventions; (ii) shall execute any and all instruments and do any and all acts necessary or desirable in connection with any such application for letters patent or in order to establish and perfect in Employer the entire right, title and interest in such Inventions, patent applications or patents; and (iii) shall execute any instruments necessary or desirable in connection with any continuations, renewals or reissues thereof or in the conduct of any related proceedings or litigation. Except as authorized by Employer in writing, Employee shall not disclose, directly or indirectly, to any person other than Employer, any information relating to any Invention or any patent application relating thereto.

            (c) Employee hereby acknowledges and agrees that the work performed by Employee pursuant to his employment by Employer will be specifically ordered or commissioned by Employer, and that such work shall be considered a performed "contract of service" as defined in the Copyright Act, R.S.C. 1985.c. C-42 (the "Act") granting Employer full ownership to the work and all rights comprised therein. In addition, Employee hereby waives in favor of Employer any and all moral rights in the work as that term is defined in the Act that Employer now has or in the future may have. Should any work not fall within the definition of a "contract of service" as set forth in such Act, Employee hereby transfers and assigns to Employer full ownership of the copyright to the work and all rights comprised therein. Employee shall sign all applications for registration of such copyright as are requested by Employer, and shall sign all other writings and instruments and perform all other acts necessary or desirable to carry out the terms of this Agreement.

         10. Non-Competition and Non-Solicitation

            (a) Employee agrees that during the Employment Period and for a period of twelve (12) months after Employee's employment with Employer ceases, for whatever reason (the "Noncompetition Period"), Employee will not, within the country where Employee's office with Employer was located at the Termination Date, whether as owner, manager, officer, director, employee, consultant or otherwise, be engaged or employed by a Competing CRO to provide Customer Services that are the


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same or substantially similar to the Customer Services that Employee performed for Employer at any time during the twenty-four (24) months prior to the Termination Date.

Employer acknowledges and agrees that ownership by Employee of not more than one percent (1.0%) of the shares of any corporation having a class of equity securities actively traded on a securities exchange or on the Nasdaq Stock Market shall not be deemed, in and of itself, to violate the prohibitions set forth in this section.

For the purposes of this Agreement, the term "CUSTOMER SERVICES" means any product or service provided by Employer to a third party for remuneration, including, but not limited to, on a contract or outsourced basis, assisting pharmaceutical or biotechnology companies in developing and taking drug compounds, biologics, and drug delivery devices through appropriate regulatory approval processes, (i) during the Employment Period or (ii) about which Employee has material knowledge and that Employee knows Employer will provide or has contracted to provide to third parties during the twelve (12) months following the Employment Period. "CUSTOMER" means any person or legal entity (and its subsidiaries, agents, employees and representatives) about whom Employee has acquired material information based on employment with Employer and as to whom Employee has been informed that Employer provides or will provide Customer Services. "COMPETING CRO" means any of the following entities and their affiliates and successors to the extent that and for so long as those said entities, affiliates, and successors directly compete with Employer in the provision of Customer Services to Customers: Charles River Laboratories International, Inc., Covance Inc., ICON plc, Kendle International Inc., MDS Pharma Services, PAREXEL International Corporation, Pharmaceutical Product Development, Inc., PharmaNet, Quintiles Transnational Corp., and United HealthCare Corporation.

            (b) Employee agrees that he shall not, during the Noncompetition Period, directly or indirectly, whether as owner, manager, officer, director, employee, consultant or otherwise, solicit the business of, or accept business from any Customer of Employer at the Termination Date of this Agreement, unless the business being solicited or accepted is not in competition with or substantially similar to Employer's Customer Services.

            (c) Employee agrees that he shall not, during the Noncompetition Period, directly or indirectly, solicit or induce (or attempt to solicit or induce) to leave the employ of Employer or any of its affiliates for any reason whatsoever any person employed by Employer or any of its affiliates at the time of the act of solicitation or inducement.

            (d) During and after the Employment Period, Employee agrees not to disparage Employer or any of its affiliates. During and after the Employment Period, the officers with whom Employer worked in the twenty four (24) months prior to the Termination Date agrees not to disparage the character of Employee.


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            (e) Employee hereby specifically acknowledges and agrees that the provisions of this Section 10 are reasonable and necessary to protect the legitimate interests of Employer, and that Employee desires to agree to the provisions of this Section 10. In the event that any of the provisions of this
Section 10 should ever be held to exceed the time, scope or geographic limitations permitted by applicable law, it is hereby declared to be the intention of the parties hereto that such provision be reformed to reflect the maximum time, scope and geographic limitations that are permitted by such law.

            (f) Employee hereby acknowledges and agrees that, owing to the special, unique and extraordinary nature of the matters covered by this Section 10, in the event of any breach or threatened breach by Employee of any of the provisions hereof, Employer would suffer substantial and irreparable injury, which could not be fully compensated by monetary award alone, and Employer would not have adequate remedy at law. Therefore, Employee agrees that, in such event, Employer shall be entitled to temporary and/or permanent injunctive relief against Employee, without the necessity of proving actual damages or of posting bond to enforce any of the provisions of this Section 10, and Employee hereby waives the defenses, claims, or arguments that the matters are not special, unique, and extraordinary, that Employer must prove actual damages, and that Employer has an adequate remedy at law.

            (g) Employee further agrees that the rights and remedies described in this Section 10 are cumulative and shall be in addition to and not in lieu of any other rights and remedies otherwise available under this Agreement, or at law or in equity, including but not limited to monetary damages.

            (h) Notwithstanding any other provision of this Agreement, Employee further agrees that in the event of any breach by Employee of any of the provisions of this Section 10, all obligations and liabilities of Employer under this Agreement (including, but not limited to, Sections 6 and 7 hereof) shall immediately terminate and be extinguished with the exception of any payments owing under applicable employment standards legislation. For greater certainty, a breach of Section 10 by Employee does not relieve Employee from compliance with the terms of this Agreement.

            (i) Employee agrees that Employer shall have the right to disclose this Agreement or its contents to any future employer of Employee for the purpose of providing notice of the post-employment restrictions contained herein. Employer shall provide Employee with written notice if and when Employer discloses the existence of this Agreement to any future employer of Employee.

            11. Records. Upon termination of this Agreement for any reason, Employee shall promptly deliver to Employer all property of Employer then in Employee's possession or under his control, including but not limited to: (i) any and all correspondence, mailing lists, drawings, blueprints, manuals, letters, records, notes,


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
notebooks, reports, flow-charts, programs, proposals, computer tapes, discs and diskettes; (ii) any and all documents concerning or relating to Employer's business, clients, customers, investors or lenders, or concerning products, processes or technologies used by Employer; and (iii) any and all documents or materials containing or constituting Confidential Information.

         12. Arbitration. Except with respect to any attempt to obtain preliminary injunctive relief to enforce the post-employment restrictive provisions of this Agreement (in which case any such matter may be brought initially in a court of competent jurisdiction for purposes of resolving any request for preliminary injunctive relief), all disputes between Employer and Employee hereunder, or otherwise arising out of the employment or termination of employment of Employee, including but not limited to disputes arising under any applicable employment discrimination law, shall be settled by arbitration pursuant to the rules of the American Arbitration Association, in Vancouver, British Columbia. Arbitration hereunder shall be by a single arbitrator appointed by mutual agreement of the parties. The single arbitrator shall have the authority to summarily dismiss any claim or claims brought in arbitration prior to a hearing on the merits. The award rendered by the arbitrator shall be conclusive and binding upon the parties hereto. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared.

         13. Full Settlement; Mitigation, Costs after a Change in Control. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether Employee obtains other employment. In addition, following a Change in Control only, Employer's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Employer may have against Employee or others. Notwithstanding any other provisions in this Agreement to the contrary, in the event that, following a Change in Control, any successor in interest to Employer unsuccessfully contests and/or challenges any of Employer's rights under this Agreement, then the successor in interest to Employer shall pay Employee's reasonable attorney's fees and costs incurred in such contest or challenge.

         14. Entire Agreement. This Agreement (together with Exhibits A, B, and C hereto) supersedes and terminates any and all prior agreements or contracts, written or oral, entered into between Employer and Employee with regard to the subject matter hereof. Employee acknowledges and agrees that Employee is not entitled to any salary, bonus, benefits, severance, deferred compensation or similar payments from Employer or any of its affiliates except as expressly set forth herein. This instrument contains the entire agreement between Employer and Employee regarding the employment of Employee by Employer, and any representation, promise or condition in connection therewith not in writing shall not be binding upon either party. No amendment, alteration or modification of this Agreement shall be valid unless in each instance such amendment, alteration or modification is expressed in a written instrument duly executed in the name of the party or parties making such amendment, alteration or modification.

         15. Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, such provision may be changed, consistent with the intent of the parties hereto, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding and enforceable. If any provision of this Agreement is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, and if such provision cannot be changed consistent with the intent of the parties hereto to make it fully legal, valid, binding and enforceable, then such provision shall be stricken from this Agreement, and the remaining provisions of this Agreement shall not in any way be affected or impaired, but shall remain in full force and effect.

         16. Governing Law. This Agreement is to be governed by and interpreted under the laws of the Province of British Columbia and the laws of Canada, applicable therein.

         17. Headings; Form of Words. The headings contained in this Agreement have been inserted for the convenience of reference only, and neither such headings nor the placement of any term hereof under any particular heading shall in any way restrict or modify any of the terms or provisions hereof. Terms used in the singular shall be read in the plural, and vice versa, and terms used in the masculine gender shall be read in the feminine or neuter gender when the context so requires. The term "person" as used herein refers to a natural person, a corporation, a limited liability company, a partnership, a joint venture, or other entity or association, as the context requires.

         18. Notices. All notices, requests, consents, payments, demands and other communications required or contemplated under this Agreement ("Notices") shall be in writing and (a) personally delivered; (b) deposited in the mail, registered or certified mail, return receipt requested, with postage prepaid; or
(c) sent by Federal Express or other internationally recognized overnight delivery service (for next business day delivery), shipping prepaid, as follows:

         If to Employer, to:

         Pharmaceutical Research Associates, Inc.
         8300 Greensboro Drive, Suite 400
         McLean, VA  22102
         Attn:    President and Chief Executive Officer


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
         With a copy (which shall not constitute notice) to :

         The Chairman of the Board at that person's then current business address

         If to Employee, to:

         Erich Mohr
         2803 Arbutus Road
         Victoria, British Columbia, Canada
         V8N 5X6

or such other persons or address as any party may request by notice given as aforesaid. Notices shall be deemed given and received at the time of personal delivery or, if sent by mail, five (5) business days after the date mailed in the manner set forth in this Section 18, or, if sent by Federal Express or other nationally recognized overnight delivery service, one business day after such sending.

         19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         20. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Employee and Employee's heirs and legal representatives and Employer and its successors and assigns. Employee's rights and obligations under this Agreement are personal to Employee and shall not be assignable or transferable by Employee (except that Employee's rights may be transferred upon his death by will, trust, or the laws of intestacy). Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume in writing and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place, except that no such assumption and agreement will be required if the successor is bound by operation of law to perform this Agreement. In this Agreement, the term "Employer" shall include any successor to Employer's business and assets that assumes and agrees to perform this Agreement (either by agreement or by operation of law).

         21. Cooperation. Each party to this Agreement agrees to cooperate with the other party hereto to carry out the purpose and intent of this Agreement, including without limitation the execution and delivery to the appropriate party of all such further documents as may reasonably be required in order to carry out the terms of this Agreement.

         22. Waiver. Any waiver of any provision hereof (or in any related document or instrument) shall not be effective unless made expressly and in a writing executed in the name of the party sought to be charged. The failure of any party to insist, in any one or more instances, on performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect.

         23. Indemnification. Employee shall be entitled to be indemnified by Employer to the fullest extent permitted by the applicable business corporations statute, consistent with Employer's Articles of Incorporation. Employer further agrees to indemnify Employee to the extent permitted under applicable law for all actions taken in good faith within the scope, and in the course, of Employee's employment under this Agreement during the Employment Period for the life of any claim.

                           [Signature Page to Follow]

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

Employer:                            PHARMACEUTICAL RESEARCH
                                     ASSOCIATES INC.


                                     By: /s/ Patrick K. Donnelly
                                        ----------------------------------------
                                     Print Name:   Patrick K. Donnelly
                                     Print Title:  President and CEO




Employee:                             /s/ Erich Mohr
                                     -------------------------------------------
Print Name                           Erich Mohr

                                    EXHIBIT A

  Positions and Boards of Directors on which Employee Serves as of the Date of this Agreement

ACADEMIC APPOINTMENTS
  - Professor, University of Ottawa

BOARD OF DIRECTORS
  - Global Biomedical Capital Corp.
  - Aspreva Pharmaceuticals (Chairman of Clinical Development Committee)
  - Vizon SciTech Inc.
  - BC Research Inc.
  - PrimeTrials Inc.
  - MedGenesis Therapeutix Inc.


ADVISORY BOARDS
  - Pfizer Canada
  - Novartis Canada

PROFESSIONAL SOCIETIES
  - Institute of Neuropscyhology
  - Collegium Internationale Neuro-Psychopharmacologicum
  - International Psychogeriatric Associate
  - C5R (Canadian Consortium of Clinical Centers for Cognitive Research)
  - College of Psychologist of British Columbia
  - American Academy of Neurology
  - Canadian College of Neuropsychopharmacology
  - Movement Disorders Society
  - Canadian Psychological Association

                                    EXHIBIT B

                              Incentive Award Plan

         Employee is eligible to participate, at Employee's election, in the Incentive Award Plan as follows:

         First, upon the initial public offering ("IPO") being effective and following a 4-1 stock split, Employee will be granted 50,000 PRA International stock options at the IPO effective strike price. All matters involving the PRA International stock options, including but not limited to their vesting, their exercise, and their termination will be governed by the terms of the Incentive Award Plan and an option agreement to be entered into by Employee in a form provided by PRA International.

         Second, upon the IPO becoming effective and beginning in 2005 under the PRA International Management Stock Purchase Plan ("MSPP"), Employee will be provided the opportunity to purchase PRA International stock in the form of Restricted Stock Units ("RSUs") with Employer matching in additional stock 100% of the purchase amount. As part of the MSPP, Employee has the opportunity to voluntarily purchase RSUs on a pre-tax basis by allocating and deferring a portion of Employee's annual final cash bonus into the plan in advance of the plan year. The deferral amount would be capped at a maximum of 50%. All matters involving the MSPP will be governed by the terms of the MSPP plan documents.

                                   EXHIBIT C


                               Additional Benefits
                               -------------------

Annual Car Allowance:                  CAD$12,882
Annual Club Membership:                CAD$1,932